EXHIBIT 99.1

Plug Power Announces Second Quarter 2011 Financial Results

Company Well Positioned for Profitability by End of 2012

LATHAM, N.Y., Aug. 9, 2011 (GLOBE NEWSWIRE) -- Plug Power Inc. (Nasdaq:PLUG), a leader in providing clean, reliable energy solutions, today reported its financial results for the second quarter of 2011. The Company has developed a commercially viable business, as indicated by unit orders, shipment backlog, targeted gross margin improvements and significant revenue stream. For those reasons, Plug Power believes that it will be well positioned to achieve profitability by the close of 2012.

Plug Power received 431 orders for its GenDrive® fuel cell units during the second quarter of 2011 and closed an additional 208 unit orders in July. Year to date, Plug Power has orders for 1,194 GenDrive units and has confirmed its expectation to meet its target of 2,500 fuel cell unit orders during 2011.

Plug Power ended the quarter with its largest backlog in the Company's history, totaling $24M USD. In line with shipment targets, Plug Power expects to ship over 1,600 units this year. Key customers who have placed orders in 2011 and are scheduled to receive GenDrive units before the close of the year include Sysco, Kroger and Coca Cola.

Plug Power is also on target to achieve positive gross margins by December 2011 after implementing major changes to the Company's GenDrive product suite which will result in reduced material costs, reduced labor hours per unit and reduced fixed cost per unit. By significantly simplifying the GenDrive system architecture, Plug Power is allowing for reductions in component count for its new high-power and low-power platforms. These changes are expected to dramatically lower its cost of material by over 30 percent.

"The increased sales and gross margin improvements will position the Company for profitability in 2012," said Andy Marsh, CEO at Plug Power.

Financial Results

Net loss for the second quarter of 2011 was $6.8 million, or $0.41 per share on a basic and diluted basis. This compares with a net loss of $18.5 million, or $1.41 per share, for the second quarter of 2010.

Total revenue for the second quarter of 2011 was $4.3 million, comprised of $2.6 million for product and service revenue, $1.5 million for research and development (R&D) contract revenue, and $0.2 million for licensed technology revenue. This compares to total revenue of $3.1 million in the second quarter of 2010, which was comprised of $2.3 million of product and service revenue and $0.8 million of R&D contract revenue.

The Company shipped 73 units during the second quarter of 2011 compared to 97 units in the second quarter of 2010.

Total cost of revenue for the second quarter of 2011 was $7.4 million, comprised of $4.9 million for product and service cost of revenue and $2.5 million for R&D contract cost of revenue. This compares to total cost of revenue of $6.2 million in the second quarter of 2010, which was comprised of $4.5 million of product and service cost of revenue and $1.7 million for R&D contract cost of revenue.

R&D expenses for the second quarter of 2011 were $1.1 million compared with $4.4 million for the second quarter of 2010. The overall decline in R&D expenses is related to our corporate restructuring plan, and our transition from a development stage enterprise focused on research and development to a company focused on the commercial production of our products.

Selling, general and administrative (SG&A) expenses were $3.9 million for the second quarter of 2011 compared with $10.5 million for the second quarter of 2010. The decline in SG&A expenses relates to restructuring charges of $6.4 million recorded in the second quarter of 2010. Additionally, $0.6 million was expensed for amortization of intangible assets during the second quarter of 2011 compared to $0.6 million for the second quarter of 2010.

Cash and Liquidity

Net cash used in operating activities for the second quarter of 2011 was $6.0 million. Including the receipt of $20.2 million in net proceeds from the capital raise, Plug Power had cash, cash equivalents and available-for-sale securities of $27.2 million and net working capital of $30.6 million at June 30, 2011. This compares to $21.4 million and $23.7 million, respectively, at December 31, 2010.

The accompanying financial statements and reconciliation tables provide additional information on the Company's year-to-date performance as it relates to milestones previously announced.

Conference Call

Plug Power has scheduled a conference call today at 10:00 am ET to review the Company's results for the second quarter of 2011. Interested parties are invited to listen to the conference call by calling 877.407.8291 or 201.689.8345 for international participants.

The webcast can be accessed by going directly to the Plug Power Web site (www.plugpower.com) and selecting the conference call link on the home page. A playback of the call will be available online for a period following the call.

About Plug Power Inc.

The architects of modern fuel cell technology, Plug Power revolutionized the industry with cost-effective power solutions that increase productivity, lower operating costs and reduce carbon footprints. Long-standing relationships with industry leaders forged the path for Plug Power's key accounts, including Wegmans, Whole Foods, and FedEx Freight. With more than 1,200 GenDrive units shipped to material handling customers, accumulating over 4.5 million hours of runtime, Plug Power manufactures tomorrow's incumbent power solutions today. Additional information about Plug Power is available at www.plugpower.com.

The Plug Power Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4446

Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to Plug Power's expectations regarding expected shipments of GenDrive units for 2011 and 2012, reductions in system cost, expanding the set of addressable applications and increasing geographic reach. These statements are based on current expectations that are subject to certain assumptions, risks and uncertainties, any of which are difficult to predict, are beyond Plug Power's control and that may cause Plug Power's actual results to differ materially from the expectations in Plug Power's forward-looking statements including statements regarding the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; the cost and timing of developing Plug Power's products and its ability to raise the necessary capital to fund such development costs; the risk that the previously disclosed expected uses of the Company's recently raised capital may change; the ability to achieve the forecasted gross margin on the sale of Plug Power's products; the actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for Plug Power's products; market acceptance of Plug Power's GenDrive system; Plug Power's ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for Plug Power's products; Plug Power's ability to develop commercially viable products; Plug Power's ability to reduce product and manufacturing costs; Plug Power's ability to successfully expand its product lines; Plug Power's ability to improve system reliability for GenDrive; competitive factors, such as price competition and competition from other traditional and alternative energy companies; Plug Power's ability to manufacture products on a large-scale commercial basis; Plug Power's ability to protect its intellectual property; the cost of complying with current and future governmental regulations; and other risks and uncertainties discussed under "Item IA-Risk Factors" in (i) Plug Power's annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission ("SEC") on March 31, 2011 and (ii) in Plug Power's quarterly report on Form 10-Q for the quarter ended March 31, 2011 filed with the SEC on May 13, 2011, as well as in the other reports Plug Power files from time to time with the SEC.  Plug Power does not intend to, and undertakes no duty to update any forward-looking statements as a result of new information or future events.

Plug Power Inc.
Financial Highlights

Balance Sheets (Dollars in thousands):
(unaudited)
	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$ 27,151	$ 10,955
Available-for-sale securities	--	10,403
Accounts receivable	4,131	4,196
Inventory	7,628	10,539
Assets held for sale	--	1,000
Prepaid expenses and other current assets	1,357	1,585

Total current assets	40,267	38,678

Restricted cash	525	525
Property, plant and equipment, net	9,506	9,839
Investment in leased property	--	263
Intangible assets, net	8,849	9,872

Total assets	$ 59,147	$ 59,177

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 1,208	$ 3,560
Accrued expenses	3,644	4,336
Product warranty reserve	971	863
Current portion long term debt	--	10
Deferred revenue	3,748	4,350
Other current liabilities	71	1,901

Total current liabilities	9,642	15,020

Warrant liability	6,978	--
Other liabilities	1,274	1,244

Total liabilities	17,894	16,264

Stockholders' equity	41,253	42,913

Total liabilities and stockholders' equity	$ 59,147	$ 59,177

Statements of Operations (Dollars in thousands):	Three months ended June 30,		Six months ended June 30,
(unaudited)
	2011	2010	2011	2010
Revenue
Product and service revenue	$ 2,621	$ 2,326	$ 7,614	$ 5,489
Research and development contract revenue	1,563	778	2,348	1,986
Licensed technology revenue	163	--	326	--
Total revenue	4,347	3,104	10,288	7,475

Cost of revenue and expenses
Cost of product and service revenue	4,931	4,543	11,622	7,830
Cost of research and development contract revenue	2,474	1,679	3,811	3,561
Research and development expense	1,106	4,382	2,169	9,869
Selling, general and administrative expense	3,883	10,541	7,444	14,399
Amortization of intangible assets	589	567	1,170	1,129

Operating loss	(8,636)	(18,608)	(15,928)	(29,313)

Interest and other income and net realized losses from available-for-sale securities	87	269	121	611
Change in fair value of warrant liability	1,791	--	1,791	--
Change in fair value of auction rate securities repurchase agreement	--	(2,469)	(5,978)	(3,135)
Net trading gain	--	2,469	5,978	3,135
Interest and other expense and foreign currency gain (loss)	5	(177)	20	(373)

Net loss	$ (6,753)	$ (18,516)	$ (13,996)	$ (29,075)

Loss per share: Basic and diluted	$ (0.41)	$ (1.41)	$ (0.95)	$ (2.22)

Weighted average number of common shares outstanding *	16,320,235	13,116,175	14,781,215	13,080,315

* - Share information for the prior periods has been retroactively adjusted to reflect the May 19, 2011 one-for-ten reverse stock split of the Company's common stock.

Plug Power Inc.
Reconciliation of Non-GAAP financial measures

Reconciliation of Reported Net loss to EBITDAS

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Operating loss, as reported	$ (8,636)	$ (18,608)	$ (15,928)	$ (29,313)

Stock based compensation	611	386	1,003	892
Depreciation and amortization	1,136	1,358	2,223	2,742
EBITDAS	$ (6,889)	$ (16,864)	$ (12,702)	$ (25,679)

EBITDAS is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and charges for equity compensation. EBITDAS is a non-GAAP measure of our financial performance and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Reconciliation of Gross margin percentage to Adjusted gross margin percentage

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Total revenues, as reported	$ 4,347	$ 3,104	$ 10,288	$ 7,475

Licensed technology revenue	(163)	--	(326)	--
Deferred revenue recognized from previous reporting periods	(291)	(731)	(765)	(1,566)
Current invoiceable value of shipments, recorded to deferred revenue	236	1,404	489	1,404

Total revenues, as adjusted	$ 4,129	$ 3,777	$ 9,686	$ 7,313

Total cost of product and service revenue and cost of research and development revenue	$ 7,405	$ 6,222	$ 15,433	$ 11,391

Gross margin percentage	(70.3%)	(100.5%)	(50.0%)	(52.4%)

Adjusted gross margin percentage	(79.3%)	(64.7%)	(59.3%)	(55.8%)

Gross margin percentage is a financial ratio used to indicate the relationship between cost of sales and total revenue. We use the term adjusted gross margin percentage to refer to total revenue, as adjusted, less total cost of product and service revenue and total cost of research and development contract revenue as a percentage of total revenues, as adjusted. This non-GAAP financial measure allows management to view gross margin percentage as if revenue had been fully recognized upon invoicing. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better evaluate short-term and long-term profitability trends.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.

Plug Power Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended
	June 30,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$ (13,996)	$ (29,075)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,053	1,613
Amortization of intangible asset	1,170	1,129
Loss on disposal of property, plant and equipment	309	42
Stock-based compensation	1,003	892
Provision for bad debts	--	10
Realized loss on available for sale securities	22	--
Net unrealized gains on trading securities	--	(3,135)
Change in fair value of auction rate debt securities repurchase agreement	--	3,135
Change in fair value of warrant liability	(1,791)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	66	(1,075)
Inventory	4,165	(3,751)
Prepaid expenses and other current assets	227	1,822
Accounts payable and accrued expenses	(4,799)	4,051
Deferred revenue	(601)	(162)
Net cash used in operating activities	(13,172)	(24,504)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,065)	(1,215)
Investment in leased property	--	(284)
Proceeds from the sale of leased assets	--	--
Restricted cash	--	--
Proceeds from disposal of property, plant and equipment	45	35
Proceeds from trading securities	--	33,925
Proceeds from maturities and sales of available-for-sale securities	10,399	45,905
Purchases of available-for-sale securities	--	(30,012)
Net cash provided by investing activities	9,379	48,354

Cash Flows From Financing Activities:
Purchase of treasury stock	(158)	(441)
Proceeds from issuance of common stock and warrants	22,027
Stock issuance costs	(1,862)
Repayment from borrowings under line of credit	--	(33,925)
Principal payments on long-term debt and borrowings under line of credit	(10)	(208)
Net cash provided by (used in) financing activities	19,997	(34,574)

Effect of exchange rate changes on cash	(8)	(68)
Decrease in cash and cash equivalents	16,196	(10,792)
Cash and cash equivalents, beginning of period	10,955	14,581

Cash and cash equivalents, end of period	$ 27,151	$ 3,789
CONTACT: Media Contact:
         Reid Hislop
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1360

         Investor Relations Contact:
         Cathy Yudzevich
         Plug Power Inc.
         Phone: (518) 782-7700 ext. 1448